Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Chief Business Officer & VP Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT

OPTION AND CLOSING OF PUBLIC OFFERING OF 6% CONVERTIBLE

EXCHANGEABLE PREFERRED STOCK

Seattle, WA-November 3, 2004 – Xcyte Therapies, Inc. (“Xcyte”) (Nasdaq: XCYT) announced today that the underwriters of its public offering of 6% convertible exchangeable preferred stock have exercised their option to purchase 390,000 additional shares. These additional shares bring the total number of shares purchased by the underwriters to 2.99 million, with total gross proceeds to Xcyte of $29.9 million. The transaction closed today.

Each share of the convertible preferred stock has a liquidation preference of $10 and is convertible into 4.2553 shares of Xcyte Therapies common stock based on an initial conversion price of $2.35. An annual dividend of 6% will be payable quarterly in arrears. The first dividend will be payable on February 1, 2005 and will be prorated based on the settlement date of November 3, 2004. All of the shares were offered by Xcyte. The convertible exchangeable preferred stock is listed on the Nasdaq National Market under the symbol “XCYTP”.

The lead manager of the offering is Piper Jaffray & Co. JMP Securities LLC is the co-manager for the offering. Copies of the final prospectus may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, (612) 303-6000.

A registration statement relating to these securities has been filed with the SEC and was declared effective on October 29, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Xcyte Therapies is a biotechnology company developing a new class of therapeutic products, which consist of activated, patient-specific T cells, known as Xcellerated T Cells, designed to enhance the body’s natural immune responses to treat cancer, infectious diseases and other medical conditions associated with weakened immune systems.

Xcyte™, Xcyte Therapies™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.